Exhibit (h)(2)(ii)

SCHEDULE 1
Dividend Disbursing & Transfer Agent Agreement
Amended: June 10, 2020
SERIES OF THE TRUST

The following fund(s) are covered by the Agreement:
1.	Aspiration Redwood Fund